Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media:	Corey Kerr (614) 757-3383 corey.kerr@cardinalhealth.com	Investors:	Patrick Kelty (614) 757-5035 patrick.kelty@cardinalhealth.com

CARDINAL HEALTH ANNOUNCES $1.2 BILLION DEBT TENDER OFFER

DUBLIN, Ohio, Aug. 27, 2009 — Cardinal Health today announced a cash tender offer to purchase up to an aggregate purchase price of $1.2 billion of its long-term debt securities.

The tender offer is part of a previously announced plan to reduce the company’s long-term debt after the completion of the planned spinoff of CareFusion Corp. and includes notes issued by both Cardinal Health and one of its wholly owned subsidiaries, Allegiance Corp. Conditions to the tender offer include the completion of the planned spinoff of CareFusion and Cardinal Health receiving a cash distribution from CareFusion in the amount of approximately $1.4 billion. Cardinal Health will fund the purchase of the Allegiance Corp. notes listed in the table below from cash on hand and will fund the purchase of the Cardinal Health notes listed in the table below from the cash distribution from CareFusion. The balance of the cash distribution will be used to retire the floating rate notes of Cardinal Health due in October 2009.

The Tender Offer

The table below lists the notes included in the tender offer, including the acceptance priority level for each, the tender offer consideration and an early tender premium. The “total consideration” listed in the table is the sum of the tender offer consideration and the early tender premium. The amount of each series of notes that is purchased in the tender offer will be based on the acceptance priority level. All notes of any series tendered in the offer that have a higher acceptance priority level will be accepted before any notes of any series with a lower acceptance priority level. Notes of the series in the lowest acceptance priority level accepted for purchase in the tender offer may be subject to proration. In addition, the aggregate purchase price of 7.00% debentures due 2026 that will be accepted for purchase in the tender offer will not exceed $100 million. If 7.00% debentures due 2026 are tendered such that the aggregate purchase price for the notes would exceed $100 million, they will be subject to proration. Any tendered notes that are not accepted for purchase will be returned without expense to the tendering holder.

The tender offer will expire at 11:59 p.m., New York City time, on Sept. 24, unless extended or earlier terminated by Cardinal Health. To be eligible to receive the early tender premium, holders must tender their notes before 5 p.m., New York City time, on Sept. 10, unless extended by Cardinal Health.

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Notes	CUSIP/ISIN Number	Issuer[1]	Principal Amount Outstanding (in millions)[2]	Acceptance Priority Level	Tender Offer Consideration[3]	Early Tender Premium[4]	Total Consideration[3]
7.80% Debentures due Oct. 15, 2016	017475AB0; US017475AB07	A	$75.685	1	$1,075.00	$30.00	$1,105.00

6.75% Notes due Feb. 15, 2011	14149YAF5; US14149YAF51	C	$500	1	$1,042.50	$30.00	$1,072.50

6.00% Notes due June 15, 2017	14149YAQ1; US14149YAQ17	C	$300	1	$1,032.50	$30.00	$1,062.50

7.00% Debentures due Oct. 15, 2026[5]	017475AC8; US017475AC89	A	$192	2	$980.00	$30.00	$1,010.00

5.85% Notes due Dec. 15, 2017	14149YAH1; US14149YAH18	C	$500	3	$1,022.50	$30.00	$1,052.50

5.80% Notes due Oct. 15, 2016	14149YAL2; US14149YAL20	C	$500	4	$1,021.25	$30.00	$1,051.25

5.65% Notes due June 15, 2012	14149YAP3; US14149YAP34	C	$300	5	$1,040.00	$30.00	$1,070.00

5.50% Notes due June 15, 2013	14149YAS7; US14149YAS72	C	$300	6	$1,027.50	$30.00	$1,057.50

4.00% Notes due June 15, 2015	14149YAG3; US14149YAG35	C	$500	7	$935.00	$30.00	$965.00

(1)

Cardinal Health is the issuer of each series of notes designated with a “C.” Allegiance Corporation (“Allegiance”) is the issuer of each series of notes designated with an “A.” Allegiance is a wholly owned subsidiary of Cardinal Health.

(2)

Principal Amounts Outstanding for each series of notes do not include the principal amounts of any notes of such series that are owned by Cardinal Health, as such notes will not be tendered for purchase pursuant to the offer.

(3)

Per $1,000 principal amount of notes, excluding accrued and unpaid interest. Accrued and unpaid interest will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.

(4)	Per $1,000 principal amount of notes tendered at or prior to the Early Tender Time.
(5)	Pursuant to the offer, Cardinal Health is only offering to purchase 7.00% Debentures due 2026 with an aggregate purchase price, excluding accrued interest, of up to $100,000,000.

The settlement date for early tendered notes with an acceptance priority level of one will be promptly after the early tender time and is expected to be on or about Sept. 11 for notes issued by Cardinal Health, and Sept. 14 for notes issued by Allegiance, in each case, unless the early tender time is extended. The settlement date for notes with an acceptance priority level of one that are tendered and accepted after the early tender time, but prior to the expiration time, and for notes with an acceptance priority level of other than one that are tendered and accepted prior to the expiration time, will be promptly after the expiration time, and is expected to be on or about Sept. 25, for notes issued by Cardinal Health, and Sept. 28 for notes issued by Allegiance, unless the tender offer is extended. Tenders of notes submitted after the expiration time will be invalid and will not be accepted.

In addition to receiving the applicable consideration, holders of notes validly tendered and accepted for purchase will receive accrued and unpaid interest on the notes from the last interest payment date for the notes up to, but not including, the applicable settlement date for the notes.

Tendered notes may be withdrawn at any time prior to the withdrawal deadline of 5 p.m., New York City Time, on Sept. 10, unless extended. Cardinal Health may (i) extend or otherwise

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amend the early tender time or the expiration time or (ii) increase the tender cap or the maximum aggregate purchase price of 7.00% debentures due 2026 that Cardinal Health will accept for purchase, without extending the withdrawal deadline or otherwise reinstating withdrawal rights of holders. Tendered notes may not be withdrawn after the withdrawal deadline, except as required by law.

The tender offer is conditioned on the satisfaction of certain conditions, which are set forth in the Offer to Purchase. Notwithstanding any other provision of the tender offer, Cardinal Health will not be required to accept any notes for purchase, and may terminate, extend or amend the tender offer, and may postpone the acceptance of notes tendered to the offer if any of the conditions to the offer have not been satisfied or waived by Cardinal Health. Holders are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before making any decision with respect to the offer.

The dealer managers for the offer are Barclays Capital Inc., RBS Securities Inc. and UBS Securities LLC. The co-dealer managers for the offer are Deutsche Bank Securities Inc. and Goldman, Sachs & Co. Cardinal Health has retained D.F. King & Co. Inc. to serve as the information agent and the tender agent for the offer.

Requests for documents and questions regarding the tendering of notes may be directed to D.F. King & Co. Inc. by telephone at (212) 269-5550 for bankers and brokers and (800) 431-9645 (toll free) for all others. Questions regarding the Offer may be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581, RBS Securities Inc. at (877) 297-9832 (toll free) or (203) 897-6145 and UBS Securities LLC at (888) 719-4210 (toll free) or (203) 719-4210. The Offer to Purchase and related Letter of Transmittal are expected to be distributed to holders beginning today. Copies of the Offer to Purchase and the Letter of Transmittal related to the offer may also be obtained at no charge from the information agent.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities, and is qualified by reference to the Offer to Purchase. The offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. Cardinal Health, the dealer managers, the information agent or the tender agent do not make any recommendation as to whether holders should tender their notes pursuant to the offer.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a Fortune 18 health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals and ambulatory care sites focus on patient care while reducing costs, improving efficiency and quality, and increasing profitability. As one of the largest health care companies in the world, Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 40,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com.

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Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include (but are not limited to) uncertainties and risks regarding the spinoff, including the costs associated with the spinoff and the impact of the spinoff on Cardinal Health, CareFusion and the potential market for their respective securities; competitive pressures in Cardinal Health’s various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to timing of generic and branded pharmaceutical introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or reimbursement rates for health care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings; future actions of regulatory bodies or government authorities relating to Cardinal Health’s manufacturing or sale of products and other costs or claims that could arise from its manufacturing, compounding or repackaging operations or from its other services; the effects, timing or success of restructuring programs or plans; the costs, difficulties and uncertainties related to the integration of acquired businesses; uncertainties related to disruptions in the financial markets, including uncertainties related to the availability and/or cost of credit and the impact of financial market disruptions on Cardinal Health’s customers and vendors; uncertainties regarding the ultimate features of government health care reform initiatives and their enactment and implementation; and conditions in the pharmaceutical market and general economic and market conditions. In addition, Cardinal Health, CareFusion and the spinoff are subject to additional risks and uncertainties described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports and CareFusion’s Form 10 registration statement (including all amendments to those reports and registration statement) and exhibits to those reports and registration statement. This news release reflects management’s views as of Aug. 27, 2009. Except to the extent required by applicable law, neither Cardinal Health nor CareFusion undertakes an obligation to update or revise any forward-looking statement.